SCHEDULE 14A
                                  (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                             SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant[X]
Filed by a Party other than the Registrant[ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14A-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           OAKWOOD HOMES CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


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     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   [X] No fee required
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   [ ] Fee paid previously with preliminary materials.

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previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount Previously Paid:

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



                            OAKWOOD HOMES CORPORATION
                                 P. O. BOX 27081
                      GREENSBORO, NORTH CAROLINA 27425-7081


                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD FEBRUARY 3, 1999


      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Oakwood Homes Corporation, a North Carolina corporation (the "Company"), will be held in the Auditorium of the Joseph S. Koury Convention Center at the Four Seasons Holiday Inn, 3121 High Point Road, Greensboro, North Carolina on Wednesday, February 3, 1999 at 2:00 p.m., local time, for the purpose of considering and acting upon the following:

      1. Election of four members to the Board of Directors for a term of three years and until their successors are elected and qualified.

      2. Ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants for the fiscal year ending September 30, 1999.

      3. Any and all other matters that may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on December 4, 1998 as the record date for determining the shareholders entitled to notice of and to vote at the meeting or any adjournment thereof, and only holders of Common Stock of the Company of record at such date will be entitled to notice of or to vote at the meeting.

      You are urged to attend the annual meeting in person but, if you are unable to do so, the Board of Directors will appreciate the prompt return of the enclosed proxy, dated and signed. The proxy may be revoked at any time before it is exercised and will not be exercised if you attend the meeting and vote in person.

      By order of the Board of Directors.

                                            NICHOLAS J. ST. GEORGE
                                            Chairman and Chief Executive Officer


Greensboro, North Carolina
December 31, 1998

                            OAKWOOD HOMES CORPORATION
                                 P. O. BOX 27081
                      GREENSBORO, NORTH CAROLINA 27425-7081

                              ----------------------
                                 PROXY STATEMENT
                              ----------------------

GENERAL

      This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders of Oakwood Homes Corporation, a North Carolina corporation (the "Company"), to be held at the Auditorium of the Joseph S. Koury Convention Center at the Four Seasons Holiday Inn, 3121 High Point Road, Greensboro, North Carolina on Wednesday, February 3, 1999 at 2:00 p.m., local time, and at any adjournment thereof. This Proxy Statement and the accompanying proxy are first being sent to shareholders of the Company on or about December 31, 1998.

      Solicitation other than by mail may be made personally and by telephone by regularly employed officers and employees of the Company who will not be additionally compensated therefor. The Company will request brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, to forward proxy materials to their principals and request authority for the execution of the proxy and will reimburse such persons for their reasonable expenses in so doing. The total cost of soliciting proxies will be borne by the Company.

      Any proxy delivered in the accompanying form may be revoked by the person executing the proxy at any time before the authority thereby granted is exercised by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or if the person executing the proxy attends the meeting and elects to vote in person. If a choice is specified in the proxy, shares represented thereby will be voted in accordance with such choice. If no choice is made, the proxy will be voted FOR the action proposed.

      The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Shareholders and routine matters incidental to the conduct of the meeting. However, if any other matter should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy or their substitutes to vote the proxy in accordance with their best judgment on such matters.

      Each shareholder present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share of Common Stock held of record at the close of business on December 4, 1998, which is the record date for determining the shareholders entitled to notice of and to vote at such meeting or any adjournment thereof. The number of shares of Common Stock of the Company outstanding on December 4, 1998 was 47,074,357 shares.

PRINCIPAL HOLDERS OF COMMON STOCK AND HOLDINGS OF MANAGEMENT

      At December 4, 1998, the only persons known to the Company to be the beneficial owners of more than 5% of the Common Stock of the Company were as follows:

                                    Number of Shares
                                     and Nature of          Percentage of
Name and Address                       Beneficial               Shares
of Beneficial Owner                    Ownership(1)          Outstanding
-------------------                    ----------            -----------

Oak Value Capital Management, Inc.     5,371,038(2)               11.4%
3100 Tower Boulevard
Durham, NC 27707

FMR Corp.                              4,701,954(3)               10.0%
82 Devonshire Street
Boston, MA 02109

Pioneering Management Corporation
60 State Street
Boston, MA 02109                       3,350,700(4)                7.1%
-------------------------

(1) Unless otherwise indicated, each shareholder has sole voting and dispositive power with respect to all shares beneficially owned.

(2) The information concerning beneficial ownership is derived from a Schedule 13G dated August 12, 1998. Oak Value Capital Management, Inc. is a registered investment adviser and has sole voting power over 4,985,238 shares and sole dispositive power over all the shares.

(3) The information concerning beneficial ownership is derived from a Schedule 13G dated January 12, 1998 filed by FMR Corp. jointly on behalf of FMR Corp., Edward C. Johnson, Abigail P. Johnson, Fidelity Management & Research Company ("Fidelity") and the Fidelity Magellan Fund ("Magellan"). Fidelity is the beneficial owner of 4,525,754 of such shares as a result of acting as investment adviser to various investment companies. Magellan, one of such investment companies, beneficially owns 3,719,200 shares. Mr. Johnson and FMR Corp. each have sole dispositive power with respect to 4,525,754 of such shares. Voting power with respect to such shares resides with the board of trustees of the various Fidelity funds. Fidelity Management Trust Company beneficially owns 169,100 shares. Mr. Johnson and FMR Corp. each have sole voting and dispositive power with respect to such shares.

(4) The information concerning beneficial ownership is derived from a Schedule 13G dated January 22, 1998. Pioneering Management Corporation is a registered investment adviser and has sole voting and dispositive power with respect to all such shares.

      The following table sets forth as of December 4, 1998 certain information with respect to the beneficial ownership of the Common Stock by J. Michael Stidham, Executive Vice President - Retail and Chief Operating Officer of Oakwood Mobile Homes, Inc., a wholly-owned subsidiary of the Company, Myles E. Standish, Executive Vice President - Chief Administrative Officer and General Counsel of the Company, C. Michael Kilbourne, formerly Executive Vice President and Chief Financial Officer of the Company, and by all directors and executive officers of the Company as a group. Messrs. Stidham,

Standish and Kilbourne are the persons named in the Summary Compensation Table who are not also directors or nominees as directors. Information as to the beneficial ownership of each director individually (including the Named Executive Officers who are also directors) is included in the information on each director or nominee under the heading "Election of Directors."


                                    Number of Shares
                                     and Nature of          Percentage of
Name and Address                       Beneficial              Shares
of Beneficial Owner                   Ownership(1)            Outstanding
-------------------                 ----------------         -----------
J. Michael Stidham                     138,932(2)                (3)

Myles E. Standish                       67,921(4)                (3)

C. Michael Kilbourne                   209,727(5)                (3)

Directors and executive              3,381,104(6)                7.0%
officers as a group (20
persons)
-------------------------

(1) Based on the number of shares outstanding plus shares subject to options held by such person that are presently exercisable or exercisable within 60 days. Unless otherwise indicated, each shareholder has sole voting and dispositive power with respect to all shares beneficially owned.

(2) Includes 94,000 shares subject to options that are presently exercisable or exercisable within 60 days and 33,180 shares of restricted stock.

(3)   Less than 1%.

(4) Includes 40,000 shares subject to options that are presently exercisable or exercisable within 60 days and 26,534 shares of restricted stock.

(5) Includes 174,042 shares subject to options that are presently exercisable or exercisable within 60 days and 1,716 shares of restricted stock.

(6) Includes 1,320,892 shares subject to options that are presently exercisable or exercisable within 60 days and 576,535 shares of restricted stock.

ELECTION OF DIRECTORS

      The Board of Directors has ten members and one vacancy. Four of the directors' terms expire in 1999. The Board proposes to fill these positions at the meeting with four nominees to serve, subject to the provisions of the Bylaws, until the Annual Meeting of Shareholders in 2002 and until their successors are duly elected and qualified. There will be one vacancy on the Board of Directors. The Board of Directors intends to leave this vacancy open until the Board of Directors has identified an appropriate individual who is willing to serve as a director. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting at which a majority of the votes entitled to be cast is present. Provided a majority is present, abstentions and shares not voted are not taken into account in determining a plurality. It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors for the four nominees listed below for terms expiring in 2002, unless authority to vote for the nominees or an individual nominee is withheld by a shareholder. If for any reason any nominee shall not become a candidate for election as a director at the meeting, an event not now anticipated, the proxies will be voted for the four nominees including such substitutes as shall be designated by the Board of Directors.

      The nominees for election as directors to serve until 2002 were elected to their present terms, which expire in 1999, at the Annual Meeting of Shareholders held January 31, 1996, with the exception of Mr. Schipke, who was elected to his present term at the Annual Meeting of Shareholders held January 29, 1997, and Mr. Edwards, who was elected to his present term at the Annual Meeting of the Board of Directors held February 11, 1998.

                                                       Number of     Percentage
                                                         Shares          of
   Name and                                          Beneficially     Shares
Director Since          Information About Director      Owned(1)   Outstanding(2)
--------------          --------------------------   -----------   ------------
Nicholas J. St. George  Chairman of the Company       1,050,845(3)       2.2%
   1972                 since 1996; Chief Executive
                        Officer since 1979;
                        President from 1979 to
                        1998.  Director of American
                        Bankers Insurance Group,
                        Inc., Legg Mason,
                        Incorporated and Carey
                        International, Inc.  He is
                        59 years old.

Sabin C. Streeter       Private Investor and            34, 428(4)       (5)
   1993                 Executive-in-Residence at
                        Columbia University
                        Graduate School of Business
                        since 1997; Managing
                        Director, Donaldson Lufkin
                        & Jenrette Securities
                        Corporation (investment
                        banking firm), 1976-1997.
                        Director of Middleby
                        Corporation and
                        Parker-Hunter
                        Incorporated.  He is 57
                        years old.

Roger W. Schipke        Private Investor since           16,428(6)        (5)
1996                    1996;  Chairman of the
                        Board and Chief Executive
                        Officer, Sunbeam
                        Corporation (manufacturer
                        of consumer products),
                        1993-1996; Chairman of the
                        Board and Chief Executive
                        Officer, The Ryland Group,
                        Inc. (mortgage-banking and
                        home building), 1990-1993.
                        Director of Brunswick
                        Corporation, Rouse
                        Corporation and Legg Mason,
                        Incorporated.  He is 61
                        years old.


                                       4

                                                       Number of     Percentage
                                                         Shares          of
   Name and                                          Beneficially     Shares
Director Since          Information About Director      Owned(1)   Outstanding(2)
--------------          --------------------------   -----------   ------------
William G. Edwards      President and Chief Operating      563,740(7)     1.2%
1998                    Officer of the Company since
                        1998; Executive Vice President
                        - Housing Operations, 1997-
                        1998; Executive Vice President
                        -Manufacturing, 1996-1997;
                        Senior Vice President -
                        Eastern Manufacturing,
                        1995-1996; President and
                        Chief Executive Officer of
                        Destiny Industries, Inc.
                        (manufacturer of manufactured
                        homes that was acquired by
                        the Company in 1995),
                        1978-1995.  He is 54 year old.


      The following members of the Board of Directors were elected to their present terms, which expire in 2001, at the Annual Meeting of Shareholders held February 11, 1998:
                                                    Number of    Percentage
                                                      Shares         of
   Name and                                        Beneficially    Shares
  Director Since     Information About Director       Owned(1)   Outstanding(2)
----------------     --------------------------    ------------  ------------
Clarence W. Walker    Partner, Kennedy Covington     109,877(8)         (5)
                      Lobdell & Hickman, L.L.P.,
                      Attorneys at Law,
                      Charlotte, NC since 1961.
                      He is 67 years old.

Dennis I. Meyer       Partner, Baker & McKenzie,     169,796(9)         (5)
1983                  Attorneys at Law,
                      Washington, DC since 1965.
                      Director of United
                      Financial Banking
                      Companies, Inc. and Carey
                      International, Inc.  He is
                      63 years old.

      The following members of the Board of Directors were elected to their present terms, which expire in 2000, at the Annual Meeting of Shareholders held January 29, 1997, with the exception of Mr. Smith, who was elected to his present term at the Annual Meeting of Shareholders held February 11, 1998:


                                                    Number of    Percentage
                                                      Shares         of
   Name and                                        Beneficially    Shares
 Director Since       Information About Director      Owned(1)   Outstanding(2)
---------------       --------------------------   ------------  -------------
Kermit G. Phillips    Chairman of the Board,         240,416 (10)      (5)
1979                  Phillips Management Group,
                      Inc. (real estate
                      development and management
                      company) since 1974.  He
                      is 64 years old.

H. Michael Weaver     Private Investor; Owner of     200,052 (11)      (5)
                      Weaver Investment Company
                      (real estate investment
                      firm) since 1968.  He is
                      61 years old.

Francis T. Vincent    Private Investor;               29,428 (12)       (5)
Jr.                   Commissioner of Major
     1993             League Baseball,
                      1989-1992.  Director of
                      Time-Warner Inc., General
                      Cigar Corporation and
                      Westfield Corporation.  He
                      is 60 years old.

Lanty L. Smith        Chairman of The Greenwood       86,000 (13)        (5)
1997                  Group, Inc. (provider of
                      technical and other
                      temporary personnel) since
                      1992; Chairman of
                      Precision Fabrics Group,
                      Inc. (manufacturer of high
                      performance textile
                      products) since 1988;
                      Chief Executive Officer of
                      Precision Fabrics Group,
                      Inc. from 1988 to 1997;
                      Chairman of Soles Brower
                      Smith and Co. (investment
                      banking firm) since 1998.
                      Director of First Union
                      Corporation and Wikoff
                      Color Corp.  He is 56
                      years old.
---------------------

(1) Unless otherwise indicated, each shareholder has sole voting and dispositive power with respect to all shares beneficially owned. Common Stock ownership information is as of December 4, 1998.

(2) Based on the number of shares outstanding plus shares subject to options that are presently exercisable or exercisable within 60 days.

(3) Includes 309,160 shares subject to options that are presently exercisable or exercisable within 60 days and 420,869 shares of restricted stock.

(4) Includes 27,428 shares subject to options that are presently exercisable or exercisable within 60 days and 1,000 shares held by Mr. Streeter's wife.

(5)   Less than 1%.

(6)   Includes 12,428 shares subject to an option that is presently exercisable.

(7) Includes 46,680 shares subject to options that are presently exercisable or exercisable within 60 days and 19,308 shares of restricted stock.

(8) Includes 56,488 shares subject to options that are presently exercisable or exercisable within 60 days and 3,255 shares held by Mr. Walker's wife.

(9) Includes 56,488 shares subject to options that are presently exercisable or exercisable within 60 days and 85,188 shares held by Mr. Meyer's wife.

(10) Includes 72,988 shares subject to options that are presently exercisable or exercisable within 60 days and 2,400 shares held by Mr. Phillips' wife.

(11) Includes 42,428 shares subject to options that are presently exercisable or exercisable within 60 days, 52,500 shares held by the Edith H. Weaver Marital Deduction Trust (of which Mr. Weaver is the trustee) and 5,000 shares held by Mr. Weaver's wife.

(12) Includes 27,428 shares subject to options that are presently exercisable or exercisable within 60 days.

(13) Includes 6,000 shares subject to an option that is exercisable within 60 days.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

      The Board of Directors met seven times during the fiscal year ended September 30, 1998. During fiscal 1998, each director attended more than 75% of the aggregate of the number of meetings of the Board of Directors and all committees on which he served. The Board of Directors of the Company has Audit, Compensation and Executive Committees. The Board of Directors of the Company does not have a Nominating Committee.

      The Audit Committee is composed of Kermit G. Phillips, II, Sabin C. Streeter, Clarence W. Walker and H. Michael Weaver. This Committee is responsible for recommending independent public accountants for the Company and reviewing the Company's financial statements, audit reports, internal financial controls and internal audit procedures. The Audit Committee met five times during the past fiscal year.

      The Compensation  Committee is composed of Francis T. Vincent, Jr., Dennis
I. Meyer, Roger W. Schipke and Lanty L. Smith. This Committee reviews and makes recommendations and determinations with respect to the compensation of the Company's officers. The Compensation Committee met eight times during the past fiscal year.

      The Executive Committee is composed of Messrs. St. George and Edwards. This Committee is authorized to exercise all the powers and authority of the Board of Directors that can be delegated to a committee under the North Carolina Business Corporation Act. The Executive Committee did not meet during the past fiscal year, although from time to time it meets informally and acts by unanimous written consent.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During fiscal 1998, Messrs. Vincent, Meyer, Schipke and Smith served on the Compensation Committee of the Board of Directors. None of such persons has ever been an officer or employee of the Company. During fiscal 1998, no executive officer of the Company served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on the Board of Directors or Compensation Committee of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      In the past, Weaver, Grubar & Black Company, a real estate brokerage firm of which H. Michael Weaver is Chairman of the Board and a principal shareholder, has performed brokerage services for the Company in connection with the Company's purchase and sale of certain properties.

      The law firm of Kennedy Covington Lobdell & Hickman, L.L.P., of which Clarence W. Walker is a partner, has served as counsel to the Company since 1971. It is expected that such firm will continue to serve as counsel to the Company during the current fiscal year.

      The Company purchases furniture from Triangle Ventures, Inc., a furniture company 50% owned by William G. Edwards. During fiscal 1998, the Company's purchases from Triangle Ventures, Inc. were approximately $4.0 million. The Company believes that the terms of this arrangement are no less favorable than that which could be obtained from unrelated parties.

COMPENSATION COMMITTEE REPORT

      COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors (the "Committee") is a standing committee of the Board of Directors composed of outside directors qualified under Section 162(m) of the Internal Revenue Code. Mr. Vincent is the Chairman and Messrs. Meyer, Schipke and Smith are the other members of the Committee.

      The Committee attempts to insure that the Company's executive compensation programs are developed, implemented and administered in a way that supports the Company's objective of linking compensation to performance. The Committee reviews and sets the base salaries for senior executives and provides for annual and long-term incentive compensation of senior executives under compensation plans that have received shareholder approval.

      CORPORATE COMPENSATION PHILOSOPHY. The Committee believes that base compensation should be lower than at comparable companies but at a level necessary to enable the Company to attract and retain the highly qualified executives it needs and that incentives should be provided so that the executives can achieve total compensation significantly in excess of those at comparable companies only if warranted by operating results. The Committee believes that the major portion of each executive's annual compensation potential should be provided through bonuses dependent on the accomplishment of annual performance goals. Long-term incentives are provided through long-term cash incentive awards and grants of stock options and restricted stock, which link the interests of the Company's executives and shareholders.

      DEDUCTIBILITY OF COMPENSATION. The Committee attempts to see that cash compensation paid to executive officers is deductible for federal income tax purposes. To that end, the Committee and the Board of Directors presented for shareholder approval in fiscal 1996 the Executive Incentive Compensation Plan and the Key Employee Stock Plan. Many of the stock options granted by the Committee are incentive stock options, and the Company receives no tax deduction on the exercise of such options. The Committee believes that the use of incentive stock options can be important because upon exercise the executive will not need to sell the underlying stock to pay taxes.

      EXECUTIVE COMPENSATION. The Company's executive compensation program is composed of three basic elements: (A) base salary; (B) annual incentive opportunities to earn significant amounts of additional cash and restricted stock; and (C) long-term opportunities in the form of stock options and incentive awards in the form of cash and restricted stock based upon the Company's performance over time.

            Base Salary. Base salaries for fiscal 1998 increased an average of 4.4% over fiscal 1997 for the Named Executive Officers (as defined on page 12), excluding Mr. St. George. The Committee believes base salaries for these executive officers are significantly lower than those for similar positions in comparable companies.

            Annual Incentive Compensation. The Committee establishes an annual target bonus for each executive officer if a level of net earnings is met. The target bonus diminishes if the Company's net earnings are less, and increases if net earnings are greater. The executives eligible to participate and their respective target bonuses are determined by the Committee based upon the participant's level of responsibility and capacity to contribute to the achievement of the Company's annual profit goals. The Committee attempts to set a target bonus that will allow executives' annual cash compensation levels (base salary plus incentive compensation) to significantly exceed the median annual cash compensation levels at companies of comparable size if the Company achieves significant increases in net earnings. At least 10% and up to 50% of the bonus, at the election of the executive, is paid in restricted stock with a two or four year vesting period issued at a discount of 20% or 30% of the fair market value of the stock, with the discount increasing with the length of the vesting period. Because of the Company's financial performance in fiscal 1998, no annual bonus was paid to any of the Named Executive Officers.

            Long Term Incentive Awards and Payouts. The Committee provides its executive officers with long term incentives in the form of stock options, restricted stock awards and performance-based cash awards.

      In November 1997, the Company adopted a long-term incentive plan to provide certain executive officers with incentive compensation over the three-year period ending September 30, 2000 based upon the Company's net income during such period. This plan was subsequently cancelled due to the Company's operating results during fiscal 1998.

      During fiscal 1998, Messrs. Kilbourne, Edwards, Stidham and Standish were granted options to purchase 100,000, 100,000, 60,000 and 35,000 shares of Common Stock, respectively. These options were subsequently cancelled after the end of fiscal 1998 and certain other options were granted as described on page 13 hereof.

      Fiscal 1998 represented the last year of a three year long-term incentive plan (the "Long Term Plan") pursuant to which 10% of the Company's net income above a 10% return on equity during the three-year period ending September 30, 1998 was allocated to a bonus pool for certain executive officers of the Company, including the Named Executive Officers. The Long Term Plan provided for bonuses to be paid 50% in cash and 50% in restricted stock at the discounts described above in connection with the executive officers' annual incentive compensation. Pursuant to the Long Term Plan, Messrs. Kilbourne, Edwards, Stidham and Standish received cash bonuses of $789,720, $185,750, $392,050 and $263,240 and restricted stock awards of 0, 17,981, 31,853 and 25,483 shares, respectively. The Committee elected not to pay any restricted stock to Mr. Kilbourne because of his resignation as an officer and director after the end of fiscal 1998.

      CHIEF EXECUTIVE OFFICER COMPENSATION. The compensation for Mr. St. George consists of the same three basic elements as for the Company's other executive officers.

      Base Salary. Mr. St. George's base salary was set for fiscal 1998 at $450,000 which represents no increase over fiscal 1997. The Committee believes Mr. St. George's base salary is substantially below the median base salary of chief executive officers of companies of comparable size.

      Annual Incentive Compensation. Like the Company's other Named Executive Officers, Mr. St. George did not receive an annual bonus for fiscal 1998.

      Long Term Incentive Awards and Payouts. Like the Company's other Named Executive Officers, Mr. St. George also participated in the Long Term Plan pursuant to which 10% of the Company's net income above a 10% return on equity for the three-year period ending September 30, 1998 was allocated to a bonus pool for certain executive officers. Under the Long Term Plan, Mr. St. George received a cash bonus of $2,237,540 and a restricted stock award of 216,606 shares. Additionally, Mr. St. George was granted an option to purchase 200,000 shares of Common Stock during fiscal 1998. This option was subsequently cancelled after the end of fiscal 1998 and a replacement option for 150,000 shares was granted as described on page 13 hereof.

                                          Francis T. Vincent, Jr., Chairman
                                          Dennis I. Meyer
                                          Roger W. Schipke
                                          Lanty L. Smith

SHAREHOLDER RETURN PERFORMANCE GRAPH

      Presented below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Standard & Poors ("S&P") 500 Index and a peer group for the period commencing September 30, 1993 and ending September 30, 1998, covering the Company's last five fiscal years. The peer group consists of the following publicly traded companies, all of which are engaged in aspects of the manufactured housing industry: Cavalier Homes, Inc., Champion Enterprises, Inc., Clayton Homes, Inc., Fleetwood Enterprises, Inc., Liberty Homes, Inc. and Skyline Corporation.


                       1993         1994         1995        1996       1997    1998
                    9/30/93      9/30/94      9/30/95     9/30/96    9/30/97  9/30/98
OAKWOOD HOMES       100.00        96.96         136.46       210.40    220.48    102.15
S&P 500             100.00       103.69         134.50       161.84    227.26    247.85
PEER GROUP          100.00       105.78         123.09       174.50    178.44    177.83



      This graph assumes that $100 was invested in the Company's Common Stock, in the S&P 500 Index and in the peer group on September 30, 1993, and that all dividends were reinvested. The peer group set forth above is identical to that in the Shareholder Return Performance Graph included in the proxy statement distributed to shareholders in connection with the Company's 1998 Annual Meeting of Shareholders, except that Schult Homes Corporation was included in the peer group in the 1998 proxy statement but is not included in the peer group set forth above. Schult Homes Corporation was acquired by the Company on April 1, 1998.

EXECUTIVE COMPENSATION

      The table below shows certain compensation information for the three fiscal years ended September 30, 1998 concerning the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers").


                                               SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------------------------------------

                                              ANNUAL COMPENSATION                     LONG TERM COMPENSATION
                                    -----------------------------------------------------------------------------------------------

                                                                                       AWARDS               PAYOUTS

                                                                                              SECURITIES                ALL OTHER
                                                               OTHER ANNUAL    RESTRICTED     UNDERLYING                 COMPEN-
   NAME AND                 FISCAL     SALARY       BONUS      COMPENSATION   STOCK AWARDS     OPTIONS    LTIP PAYOUTS   SATION
PRINCIPAL POSITION          YEAR        ($)          ($)           ($)             ($)           (#)          ($)        ($)(1)
-----------------------------------------------------------------------------------------------------------------------------------

Nicholas J. St. George      1998      450,000        0         144,880(2)    2,237,540(3)        200,000   2,237,540      6,940
 Chairman and               1997      450,000    867,290(4)    115,391(2)       96,366(3)              0           0      7,442
 Chief Executive Officer    1996      450,000    1,133,787(4)   70,942(2)     553,150(3)(5)      160,000   7,565,230      2,155

C. Michael Kilbourne (6)    1998      235,962        0          46,728(7)          0             100,000     789,720      4,380
 Executive Vice President   1997      218,269    349,169(4)     -     (8)       38,797(3)              0           0      4,583
                            1996      200,000    586,877(4)     -     (8)       74,225(3)         56,000   2,553,780      2,387

William G. Edwards          1998      181,293        0         114,103(9)      185,750(3)        100,000     185,750      5,521
 President and Chief        1997      185,539    270,108(4)     -     (8)       30,012(3)              0           0      5,905
Operating Officer           1996      165,442     347,612       -     (8)          0              53,000           0      2,590


J. Michael Stidham          1998      197,308        0          -     (8)      329,050(3)         60,000     329,050      7,250
 Executive Vice             1997      176,539    270,108(4)     -     (8)       30,012(3)         15,000           0      6,707
 President - Retail         1996      140,000    346,356(4)     -     (8)       43,800(3)         40,000   1,167,050      5,884

Myles E. Standish           1998      125,000        0          15,483(10)     263,240(3)         35,000     263,240      3,750
 Executive Vice President - 1997      125,000    213,836(4)     -     (8)       23,760(3)              0           0      4,702
 Chief Administrative       1996      125,000    274,199(4)     -     (8)       30,467(3)         30,000     446,225        998
 Officer
-----------------------------------------------------------------------------------------------------------------------------------


(1) The components of the amounts shown in this column consist of (a) Company contributions under the Company's various retirement plans for Messrs. St. George, Kilbourne, Edwards, Stidham and Standish, respectively, of $4,558, $3,707, $5,521, $4,962 and $3,750 for 1998, $5,192, $3,606, $5,430, $4,619
     and $4,702 for 1997, and $1,817, $2,346, $2,590, $4,883 and $998 for 1996,
     and (b) interest accrued on deferred compensation accounts for Messrs. St. George, Kilbourne, Edwards, Stidham and Standish, respectively, that are considered by the Securities and Exchange Commission to be at above-market rates in the amounts of $2,382, $673, $0, $2,288, and $0 for 1998, $1,775,
     $502, $0, $1,613 and $0 for 1997, and $338, $41, $0, $1,001 and $0 for
     1996.

(2) Includes $95,968, $89,445 and $48,981 attributable to personal use of the Company's plane for fiscal 1998, 1997 and 1996, respectively.

(3) Amounts with respect to fiscal 1998 represent the value of shares of restricted stock issued pursuant to the Long Term Plan. Amounts with respect to fiscal 1997 and fiscal 1996 represent the value of shares of restricted stock issued as partial payment of bonuses with respect to such fiscal years. Such values are based upon the price of the Common Stock at the relevant fiscal year end. Shares issued with respect to fiscal 1998 will vest on September 30, 2000 and shares issued with respect to fiscal 1997 will vest on September 30, 1999. Shares issued with respect to fiscal 1996 vested on September 30, 1998 and are no longer restricted. At September 30, 1998, Mr. St. George held 420,869 shares of restricted stock with a value of $5,523,906, Mr. Kilbourne held 1,716 shares with a value of $22,523, Mr. Edwards held 19,308 shares with a value of $253,418, Mr. Stidham held 33,180 shares with a value of $435,488, and Mr. Standish held 26,534 shares with a value of $348,259. The foregoing values (a) are calculated based upon the $13.125 closing price of the

     Common Stock on the New York Stock Exchange on September 30, 1998 and (b) include shares earned pursuant to the Long Term Plan even though such shares were not issued until after September 30, 1998. Dividends are paid on all such shares of restricted stock.

(4) Does not include the value of the portion of the bonus paid in shares of restricted stock. See note 3 above.

(5) Does not include the dollar value of 200,000 shares of restricted stock issued to Mr. St. George in November 1995 that will vest in 2000. Dividends are paid on these shares of restricted stock.

(6) Mr. Kilbourne resigned as a director and executive officer of the Company effective October 30, 1998.

(7) Includes $22,618 attributable to personal use of the Company's plane and $19,725 with respect to a Company car.

(8) Such Named Executive Officer did not receive personal benefits during the listed years in excess of the lesser of $50,000 or 10% of his annual salary and bonus.

(9) Includes $56,908 attributable to personal use of the Company's plane and $49,738 with respect to insurance premiums paid by the Company.

(10) Includes $12,813 with respect to a Company car.

      The table below sets forth information relating to stock option grants during the fiscal year ended September 30, 1998 to each Named Executive Officer and the potential realizable value of each grant of options assuming annualized appreciation in the Common Stock at the rate of 5% and 10% over the term of the option.


                        OPTION GRANTS IN LAST FISCAL YEAR

                           Individual    Grants(1)
                                         % of
                                         Total                               Potential
                           Number of     Options                          Realizable Value
                           Shares        Granted                         At Assumed Annual
                           Underlying       to      Exercise               Rates of Stock
                           Options       Employees  or Base              Price Appreciation
                           Granted       in Fiscal  Price     Expiration  for Option Term
        Name                  (#)           Year     $/Share    Date       5%($)      10%($)
        ----                  ---           ----     -------    ----       -----      ------
Nicholas J. St. George    200,000           16.2       28.85    5/19/07  3,404,000  8,516,000

C. Michael Kilbourne      100,000            8.1       28.85    5/19/07  1,702,000  4,258,000

William G. Edwards        100,000            8.1       28.85    5/19/07  1,702,000  4,258,000

J. Michael Stidham         60,000            4.9       28.85    5/19/07  1,021,200  2,554,800

Myles E. Standish          35,000            2.8       28.85    5/19/07    595,700  1,490,300
-------------------

(1) In November 1998, all such options were cancelled and, in connection therewith, Messrs. St. George, Kilbourne, Edwards, Stidham and Standish were granted options to purchase 150,000, 0, 125,000, 100,000 and 75,000 shares of Common Stock, respectively, at the then current fair market value.

      The table below sets forth, on an aggregated basis, information related to the exercises of stock options and stock appreciation rights ("SARs") during the fiscal year ended September 30, 1998 by each Named Executive Officer and the fiscal year-end value of unexercised stock options and SARs:


                        AGGREGATED OPTION/SAR EXERCISES IN
                     FISCAL 1998 AND FY-END OPTION/SAR VALUES
                                                                        Value of
                                                     Number of       Unexercised
                                                    Unexercised     In-the-Money
                                                    Options/SARs    Options/SARs
                        Shares                       At FY-End        At FY-End
                      Acquired on      Value        Exercisable/    Exercisable/
        Name          Exercise(#)   Realized($)   Unexercisable(#) Unexercisable($)


Nicholas J. St. George     0             0        124,440/449,160  448,668/673,002

C. Michael Kilbourne       0             0        118,042/156,000     889,478/0

William G. Edwards         0             0         11,120/138,880        0/0

J. Michael Stidham      17,750        437,624      54,000/115,000     455,490/0

Myles E. Standish       10,000        166,175      10,000/65,000        550/0


LONG-TERM INCENTIVE PLAN AWARDS

      In November 1997, the Company adopted a long-term incentive plan to provide its executive officers (including the Named Executive Officers) with incentive compensation over the three-year period ending September 30, 2000 based upon the Company's net income. Such plan was subsequently cancelled.

DIRECTOR COMPENSATION

     The directors of the Company who are not employees are paid an annual fee of $34,000 plus $1,000 for each Board meeting attended, $1,500 for each Committee meeting attended and not held on the same day as a Board meeting and $500 for each Board meeting participated in by conference telephone. Committee chairmen receive an additional $1,000 each quarter. Under the Company's 1998 Director Deferral Plan, non-employee directors may elect to defer payment of all or any portion of their annual retainer and meeting fees until they no longer serve on the Board of Directors of the Company. Directors participating in this plan are credited with phantom stock units as they defer fees. Upon resignation or retirement, a participating director will be entitled to receive a cash payment equal to the value of his phantom stock units on the date he ceases to be a director. Additionally, under the Company's 1997 Director Plan, each non-employee director was granted an option to purchase 6,000 shares of Common Stock on July 30, 1998 at an exercise price per share equal to the fair market value of the Common Stock on such date. Under the 1997 Director Plan, each non-employee director will also be granted an option to purchase 6,000 shares of Common Stock on July 30, 2000 and 2002 at the fair market value at such time.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
ARRANGEMENTS

     The Company has entered into employment agreements with Messrs. St. George, Edwards, Stidham and Standish that provide for such executives' continued employment with the Company for two years following a change in control occurring on or before January 30, 2001 with respect to Mr. St. George and on or before December 31, 2003 with respect to Messrs. Edwards, Stidham and Standish. If the employment of any such executive is terminated within two years after such change of control for reason other than death, disability or cause or if any such executive resigns during such time for good reason, and the Compensation Committee does not revise the agreements (other than with respect to Mr. St. George), he will be entitled to a lump sum payment equal to two times his annual compensation. These agreements are intended to provide these executives with a greater sense of security, assure their objectivity in analyzing any potential change in control and preserve continuity of management in the event of a change in control.

     The Company has also entered into an Executive Disability Benefit Agreement with Mr. St. George. Under this agreement, the Company will pay Mr. St. George his then current base salary for the first 180 days after he is totally disabled. After such time, he will be paid $23,942 per month in the event he is determined to be totally disabled, subject to increase to reflect cost of living adjustments, so long as he is totally disabled and under the age of 60. In no event, however, would the Company be obligated under this agreement to pay more than twice the amount of the payments the Company would receive pursuant to disability income policies purchased by the Company to insure Mr. St. George.

     The Company has entered into Executive Retirement Benefit Employment Agreements with Messrs. St. George and Stidham. Pursuant to these retirement agreements, these executives will receive monthly retirement benefit payments for a period of fifteen years. The amount of such retirement payments will vary according to the reason for the termination of the executive's employment and the age of the executive at the time of termination. Messrs. St. George and Stidham are entitled to payments under these agreements if they retire after reaching ages 55 and 60, respectively. The annual retirement benefit payable upon retirement at age 65 is $403,212 for Mr. St. George and $315,605 for Mr. Stidham. The benefit amount decreases for each year the executive retires before age 65. Retirement benefits will be paid to an executive if he leaves the Company before the minimum retirement age as a result of termination without cause or voluntary termination with the approval of the Board of Directors or if an executive is terminated without his consent and without cause after a change of control of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers and certain persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Directors, officers and such greater than 10% shareholders are required to furnish the Company with copies of all such reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1998, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial shareholders were complied with on a timely basis, except that Mr. Edwards filed two late Forms 4 reporting an aggregate of four transactions, Mr. Weaver filed one late Form 4 reporting two transactions and Mr. Phillips reported on Form 5 one transaction that was required to have been earlier reported on Form 4.

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP as independent public accountants to examine the financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 1999. This selection is being presented to the shareholders for their ratification at the Annual Meeting.

     The firm of PricewaterhouseCoopers LLP (and its predecessors) has examined the financial statements of the Company since 1977. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants to examine the financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 1999, and proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise. If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of independent public accountants will be reconsidered by the Board of Directors.

SHAREHOLDER PROPOSALS

     Any proposal that a shareholder intends to present for action at the 2000 Annual Meeting of Shareholders, currently scheduled for February 2, 2000, must be received by the Company no later than September 2, 1999 in order for the proposal to be included in the proxy statement and form of proxy for the 2000 Annual Meeting of Shareholders. In addition, if the Company receives notice of a shareholder proposal after November 15, 1999, such proposal will be considered untimely and the persons named in the proxy statement and form of proxy for the 2000 Annual Meeting of Shareholders will have discretionary authority to vote on such proposal without discussion of the matter in the proxy statement and without such proposal appearing as a separate item on the proxy card. Any shareholder proposal should be sent to Secretary, Oakwood Homes Corporation, P.O. Box 27081, Greensboro, North Carolina 27425-7081.



                            OAKWOOD HOMES CORPORATION
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
          FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 3, 1999

     The undersigned hereby appoints NICHOLAS J. ST. GEORGE and WILLIAM G.
EDWARDS, and each or either of them proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the $.50 par value Common Stock of the undersigned in Oakwood Homes Corporation at the Annual Meeting of Shareholders to be held February 3, 1999, and at any adjournment thereof.

     This proxy will be voted FOR the election of all nominees as directors and FOR item 2 unless otherwise specified. The Board of Directors recommends voting for on each item.

1.   ELECTION  OF  DIRECTORS:  Nominees  are  Nicholas  J.  St.  George,  Sabin C.
     Streeter, Roger W. Schipke and William G. Edwards.
     [  ]       FOR all listed nominees (except do not vote for the
                nominee(s) whose name(s) I have written below)

     [  ]       WITHHOLD AUTHORITY to vote for the listed
                nominees

-----------------------------------------------------------------------------------------

2.   RATIFICATION  OF  SELECTION  OF  PRICEWATERHOUSECOOPERS  LLP  AS  INDEPENDENT
     PUBLIC ACCOUNTANTS

       [  ]     FOR          [   ]    AGAINST       [  ]    ABSTAIN

                   (Continued and to be signed on the reverse)






     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     Receipt of the Notice of Annual Meeting and accompanying Proxy Statement is hereby acknowledged. This proxy will be voted as specified herein, and, unless otherwise directed, will be voted FOR the election of all nominees and FOR item 2.

     Please date, sign exactly as printed below and return promptly in the enclosed postage-paid envelope.


                                                Dated:_____________________________ , 1999.


                                                ___________________________________________

                                                ___________________________________________

                                                (When signing as attorney, executor,
                                                administrator, trustee, guardian, etc.,
                                                give title as such. If a joint account,
                                                each joint owner should sign personally.)